                                                                      EXHIBIT 12


                             A. H. BELO CORPORATION
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                                                       Nine months ended
                                                        Year Ended December 31,                           September 30,
                                        -----------------------------------------------------------   ---------------------
                                           1994       1995          1996        1997         1998        1998       1999
                                        ---------   ---------    ---------    ---------   ---------   ---------    --------
Earnings:
     Earnings before income taxes
          and the cumulative effect
          of accounting changes         $ 107,897   $ 111,014    $ 144,040    $ 154,122   $ 130,460   $ 102,704    $162,148
     Add:  Total fixed charges             17,294      32,089       29,009       94,069     112,082      84,062      84,165
     Less:  Interest capitalized              138         957          255          510       1,680         273       2,168
                                        ---------   ---------    ---------    ---------   ---------   ---------    --------
               Adjusted earnings        $ 125,053   $ 142,146    $ 172,794    $ 247,681   $ 240,862   $ 186,493    $244,144
                                        =========   =========    =========    =========   =========   =========    ========

Fixed Charges:
     Interest                           $  16,250   $  30,944    $  27,898    $  91,288   $ 109,318   $  81,994    $ 82,259
     Portion of rental expense
          representative of the
          interest factor (1)               1,044       1,145        1,111        2,781       2,764       2,068       1,905
                                        ---------   ---------    ---------    ---------   ---------   ---------    --------
               Total fixed charges      $  17,294   $  32,089    $  29,009    $  94,069   $ 112,082   $  84,062    $ 84,165
                                        =========   =========    =========    =========   =========   =========    ========

Ratio of Earnings to Fixed Charges           7.23 x      4.43 x       5.96 x       2.63 x      2.15 x      2.22 x      2.90 x
                                        =========   =========    =========    =========   =========   =========    ========

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(1) For the purpose of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.